EXHIBIT 99.1
                                  ------------

                       JOINT SCHEDULE 13G FILING AGREEMENT
                       -----------------------------------

                  This JOINT SCHEDULE 13G FILING AGREEMENT, made as of the 14th day of FEBRUARY, 1998, by and among Carl Marks Management Company, L.P. ("CMMC"), a Delaware limited partnership, and Andrew M. Boas ("Boas") and Robert
C. Ruocco ("Ruocco"), individually.

                              W I T N E S S E T H:

                  That, in consideration of the promises herein contained, the parties hereto agree as follows:

                  1. JOINT FILING. CMMC and Boas and Ruocco agree to file from time to time joint Schedules 13G with respect to the beneficial ownership of securities by CMMC (or by such other parties as may be deemed beneficially owned by any of such parties), and to file jointly any further amendments or schedules that may be required with respect to such ownership.

                  2. REPRESENTATIONS AND WARRANTIES. Each of the parties hereto represents and warrants to the others that it is eligible to file a Schedule 13G and each warrants to the others that all information regarding such persons provided for use in preparing a Schedule 13G pursuant hereto and any amendments thereto shall be accurate and complete.

                  3. RESPONSIBILITY FOR FILING. Each party hereto retains responsibility, as required by Securities and Exchange Commission's regulations, for the timely filing of any and all Schedules 13G and any amendments thereto and for the completeness and accuracy of the information concerning such party. Each party hereto is not responsible, however, for the completeness and accuracy of the information concerning the other parties hereto, unless such person knows or has reason to believe that such information is inaccurate.

                  4. DISCLAIMER OF GROUP. Each party disclaims the existence of a "group" with any other party, and as between any and all entities which may beneficially own directly the securities


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which may be reported in one or more Schedules 13G pursuant hereto, except as otherwise expressly stated in such Schedules.

                  IN WITNESS WHEREOF, the parties hereto have set their hands as of the 5th day of February, 1998.


                                             CARL MARKS MANAGEMENT COMPANY, L.P.



                                             By: /s/ Robert C. Ruocco
                                                 -------------------------------
                                                 Title:  General Partner


                                                 /s/ Andrew M. Boas
                                                 -------------------------------
                                                 ANDREW M. BOAS


                                                 /s/ Robert C. Ruocco
                                                 -------------------------------
                                                 ROBERT C. RUOCCO


                               Page 10 of 11 Pages